                                                                    EXHIBIT 99.1


                                                               LIBBEY INC.
                                                               300 MADISON AVE
[LIBBEY LOGO]                                                  P.O. BOX 10060
                                                               TOLEDO, OH 43699



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N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
---------------                     -----------------------------
KENNETH BOERGER                     SUZY LYNDE
VP/TREASURER                        ANALYST INQUIRIES
(419) 325-2279                      (312) 640-6772


FOR IMMEDIATE RELEASE
MONDAY, AUGUST 16, 2004


                LIBBEY INC. ANNOUNCES PLAN TO REALIGN PRODUCTION
                  CAPACITY AND FURTHER EXPAND INTERNATIONALLY

   EXPECTS RESTRUCTURING AND OTHER CHARGES ASSOCIATED WITH CLOSING CALIFORNIA FACILITY; ONGOING SAVINGS EXPECTED TO ADD $0.54 TO $0.64 TO DILUTED EARNINGS
                           PER SHARE STARTING IN 2005


TOLEDO, OHIO, AUGUST 16, 2004--LIBBEY INC. (NYSE: LBY) announced that it is realigning its production capacity in order to improve its cost structure. The plan calls for the closure of its manufacturing facility in City of Industry, California, in early 2005 and the realignment of production among its other glass manufacturing facilities. The Company expects to record pretax restructuring and other charges of $24 million to $27 million, of which approximately $22 million to $25 million is expected to be recorded in 2004 and $2 million to $5 million is expected to be recorded in 2005. This would result in a cumulative after-tax charge of $16.1 million to $18.1 million, or between $1.17 and $1.32 per diluted share. The principal components of the charges include fixed asset write-downs, employee severance, pension and other post employment benefit curtailment charges, equipment relocation costs and other items. Annualized savings are expected to total $0.54 to $0.64 per diluted share. The City of Industry factory currently employs approximately 200 people. Libbey expects to continue to operate its full service distribution center in Mira Loma, California, which employs approximately 35 people. The capacity realignment is expected to result in a net reduction of approximately 140 employees, or approximately 3.7 percent of Libbey Inc.'s total employment worldwide.

In announcing the plan, John F. Meier, chairman and chief executive officer, said, "This capacity realignment should allow us to reduce our cost structure and improve our profitability. We expect that it could add $11 million to $13 million to our annual operating income starting in 2005, or 54 to 64 cents per diluted share after tax."

                                      -E-1

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Libbey Inc.
Add 1

He added, "While the decision to close this facility was extremely difficult, increasing demands from customers and growing international competitive pressures require us to reduce costs and improve profit margins. The result of the capacity realignment and our strategic plans for international expansion will be a stronger, more competitive and more profitable Libbey."


INTERNATIONAL EXPANSION

Libbey also announced that it is in the final stages of site selection, land procurement and securing a business license to manufacture glass tableware in the People's Republic of China. The wholly owned factory is aimed at the growing Chinese and Asia-Pacific markets and other key export markets. Currently production is planned to begin in early 2007. In addition, Mr. Meier confirmed that Libbey is negotiating the acquisition of a glass tableware facility in Europe, which is expected to be a cost-effective complement to the Company's Royal Leerdam subsidiary, based in the Netherlands. This transaction is expected to close during the fourth quarter of 2004.

OUTLOOK FOR 2004

In commenting on the third quarter and the company's outlook for 2004, Mr. Meier said, "While we continue to expect solid revenue growth in the third and fourth quarters, increasing costs, lower equity earnings and continuing margin compression will result in lower earnings. Revenues are expected to grow 5 to 6 percent in the third quarter and 3 to 4 percent in the fourth quarter, compared to the third and fourth quarter of 2003, resulting in full year sales of $542 to $547 million. This compares with sales of $513.6 million in 2003." He added, "For the third quarter of 2004, diluted earnings per share are expected to be in the range of $0.33 to $0.38 before any restructuring and other charges related to the capacity realignment, as detailed on the attached Table 1. This compares to $0.88 per diluted share in the third quarter of 2003, which benefited from a -5.4 percent tax rate."

For the fourth quarter of 2004, the Company announced expectations of diluted earnings per share of $0.30 to $0.33, excluding any restructuring and other charges as detailed in Table 1. In 2003 the results of $0.52 per diluted share in the fourth quarter included an effective tax rate of 15.0 percent, compared to an expected tax rate of 33 percent in the fourth quarter of 2004. Income from operations, prior to any restructuring and other charges, is expected to be down approximately 20 percent in the third quarter of 2004, compared to the third quarter of 2003, and is expected to be 10 percent lower in the fourth quarter of 2004 as compared to the fourth quarter of 2003. Ongoing margin compression in the retail and industrial channels of distribution along with continuing cost pressures for warehouse and shipping expenses, natural gas, packaging costs and pension expenses are the main contributors to the lower operating income. In addition to these items, the lower earnings estimates are also impacted by the results of the Company's joint venture in Mexico, Vitrocrisa. Pretax equity earnings from the joint venture are now expected to be $3.5 million to $4.0 million lower than earlier estimates, as the result of higher natural gas costs, higher repair expenses and an unfavorable mix of sales.

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Libbey Inc.
Add 2

The Company also disclosed that including the estimated charges of $1.08 to $1.22 per diluted share for the restructuring and other charges, full year 2004 diluted earnings per share are now estimated to be between $0.14 and $0.36. Excluding the impact of the restructuring and other charges, full year 2004 diluted earnings per share are estimated to be between $1.36 and $1.44 as detailed in Table 1.

Mr. Meier concluded by saying, "While deciding to close an operating facility is never pleasant, we believe the production changes we are making and the international investments we are planning will increase our ability to provide ongoing earnings growth and solid cash flow growth for years to come."


The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," "believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; whether the Company completes any significant acquisition or international expansion, and whether such acquisitions or international expansions can operate profitably.


Libbey Inc.:

- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

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Libbey Inc.
Add 3

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.'s net sales totaled $513.6 million.

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TABLE 1
Reconciliation of Non-GAAP Measures for Restructuring and Other Charges -- Earnings Per Share


In accordance with U.S. Securities and Exchange Commission (SEC) Regulation G, the following table provides non-GAAP measures and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Management believes this provides investors with a more complete understanding of underlying results.

                                ACTUAL SIX    FORECASTED THREE        FORECASTED THREE      FORECASTED TWELVE
                                  MONTHS        MONTHS ENDED            MONTHS ENDED           MONTHS ENDED
                                   ENDED      SEPTEMBER 30,2004       DECEMBER 31,2004      DECEMBER 31,2004
                                   JUNE       -----------------       ----------------      ----------------
                                  30,2004      FROM         TO         FROM        TO        FROM       TO
                                   -----      -----------------       ----------------      ----------------

DILUTED EARNINGS/(LOSS) PER
SHARE                              $0.73      $(0.78)    $(0.60)      $0.19      $0.23      $0.14      $0.36

IMPACT OF RESTRUCTURING AND
OTHER CHARGES                          -        1.11       0.98        0.11       0.10       1.22       1.08
                                   -----      -----------------       ----------------      ----------------
ADJUSTED DILUTED EARNINGS
PER SHARE                          $0.73      $ 0.33     $ 0.38       $0.30      $0.33      $1.36      $1.44
                                   =====      =================       ================      ================